EXHIBIT 99

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Securities described therein is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: March 26, 2007

NAKASH ENERGY, LLC
By: Nakash Holding, LLC, its Sole Member

By:	/s/ Joe Nakash
Name: Joe Nakash
Title: Managing Member

NAKASH HOLDING, LLC

By:	/s/ Joe Nakash
Name: Joe Nakash
Title: Managing Member

/s/ Joe Nakash
Joe Nakash

/s/ Avi Nakash
Avi Nakash

/s/ Ralph Nakash
Ralph Nakash